Exhibit 2.2

BRAIIN LIMITED
ACN 660 713 093
(PURCHASER)

AND

RAYMOND SMITH
(VENDOR)

AND

POWERTEC HOLDINGS LTD
ACN 647 139 553
(COMPANY)

AND

RAN MCDONALD
(OPTIONHOLDER)

SHARE SALE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	CONDITIONS PRECEDENT	16
3.	TRANSACTION	18
4.	CONSIDERATION	19
5.	CONDUCT BEFORE SETTLEMENT	20
6.	SETTLEMENT	24
7.	POST-SETTLEMENT WORKING CAPITAL ADJUSTMENT	27
8.	REPRESENTATIONS AND WARRANTIES BY THE VENDOR	30
9.	QUALIFICATIONS AND LIMITATIONS ON CLAIMS	32
10.	WARRANTIES BY THE PURCHASER	38
11.	CONDUCT AFTER SETTLEMENT	38
12.	TAX RETURNS	39
13.	CONFIDENTIALITY	42
14.	RESTRICTIONS AGAINST COMPETITION	43
15.	NOTICES AND OTHER COMMUNICATIONS	45
16.	DISPUTE RESOLUTION	47
17.	GST LIABILITY	48
18.	GST	48
19.	GENERAL	49
20.	GOVERNING LAW AND JURISDICTION	51

i

THIS AGREEMENT is made the 11th day of May 2023

BETWEEN

Braiin Limited (ACN 660 713 093) of 283 Rokeby Road, Subiaco WA 6008 (Purchaser);

AND

Raymond Smith of 5711 Anchorage Terrace, Hope Island QLD 4212 (Vendor);

AND

PowerTec Holdings Ltd (ACN 647 139 553) of Unit 16, 511 Olsen Avenue, Southport QLD 4215 (Company);

AND

Ran McDonald of 3 Bombala Street, Broadbeach Waters QLD 4218 (Optionholder).

RECITALS

A.	As at the Execution Date, the Vendor is the legal and beneficial owner of 98% of the issued shares in the capital of Company.

B.	Prior to the Settlement Date, the Vendor will acquire the remaining 2% of the issued shares in the capital of the Company.

C.	At Settlement the Vendor will be the legal and beneficial owner of 100% of the issued shares in the capital of Company.

D.	The Company in turn holds 100% of the issued shares in the capital of the Subsidiaries.

E.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Vendor Shares pursuant to the terms of this Agreement.

F.	The Optionholder is the legal and beneficial owner of 100% of the Options in the Company.

G.	The Optionholder has agreed to cancel the Unvested Options effective from the Settlement Date pursuant to the terms of this Agreement.

H.	The Optionholder has agreed to sell and the Purchaser has agreed to purchase the Vested Options pursuant to the terms of this Agreement.

I.	The Purchaser is party to the Business Combination Agreement, pursuant to which Northern Revival Acquisition Corporation has agreed to acquire 100% of the issued capital in the Purchaser including the Consideration Shares, in exchange for fully paid ordinary shares in Northern Revival Acquisition Corporation (Exchange Shares).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accounting Standards means:

(a)	the accounting standards made by the Australian Accounting Standards Board in accordance with the Corporations Act, and the requirements of the Corporations Act relating to the preparation and content of financial statements; and

(b)	generally accepted accounting principles that are consistently applied in Australia for companies similar to the Company, except those inconsistent with the standards or requirements referred to in paragraph (a).

Accounts means in respect of each Company Group Member, the audited balance sheet of that member as at the Accounts Date and the audited profit and loss account of that member for the year ending on the Accounts Date, true copies of which are set out in Schedule 6.

Accounts Date means 30 June 2022.

Actual Adjustment Amount means the amount, which may be positive, negative or nil, equal to the aggregate of:

(a)	the Actual Working Capital Adjustment Amount; and

(b)	the Actual Net Debt Adjustment Amount.

Adjustment Amount Payment Date has the meaning given to that term in clause 7.7.

Actual Net Debt Amount means the Net Debt as at the Settlement Date as set out in the Settlement Statement.

Actual Net Debt Adjustment Amount means the amount of the Actual Net Debt Amount less the Estimated Net Debt Amount.

Actual Working Capital Amount means the Working Capital as at the Effective Time as set out in the Settlement Statement.

Actual Working Capital Adjustment Amount means the Actual Working Capital Amount minus the Estimated Working Capital Amount.

Affiliates means (in relation to a Party):

(a)	a Related Body Corporate of the Party;

(b)	an associate of the Party (within the meaning of section 15 of the Corporations Act); and

(c)	any entity (such as a natural person, body corporate, partnership or trust) which the Party Controls, or which is Controlled by the party.

Agreement means the agreement constituted by this Agreement and includes the recitals.

Authorisation means any permit, approval, authorisation, consent, exemption, filing, licence, notarisation, registration, password or waiver however described and any renewal or variation to any of them.

Business means the business carried out by the Company Group as at the Execution Date, being the supply of products in the telecommunications and IoT markets, delivering solutions for the agricultural and mining industries as well as mobile carriers, large multinational companies, government departments, defence, emergency services, small to medium-sized businesses and individuals within Australia, New Zealand, India and Bangladesh.

Business Combination Agreement means the business combination agreement entered into between the Purchaser, Northern Revival Acquisition Corporation and other parties on 20 March 2023, pursuant to which, Northern Revival Acquisition Corporation has agreed to acquire 100% of the issued capital in the Purchaser, including the Consideration Shares in exchange for the Exchange Shares.

Business Day means a day that is not a Saturday, Sunday or public holiday in Brisbane, Queensland.

Claim means in relation to any person, a claim, action or proceeding, judgment, damage, loss, cost, expense or liability incurred by or to or made or recovered by or against the person, however arising and whether present, unascertained, immediate, future or contingent.

Claim Notice has the meaning given to that term in clause 9.9.

Company Group means the Company and each of its Subsidiaries.

Company Group Member means an entity within the Company Group.

Conditions means the conditions precedent set out in clause 2.1.

Confidential Information means any trade secrets, lists of information pertaining to clients of the Company Group and or suppliers, specifications, drawings, inventions, ideas, records, reports, software, patents, designs, copyright material, secret processes or other information, whether in writing or otherwise, relating to the Company Group.

Consequential Loss means any loss or damage which would not be fairly and reasonably considered as arising naturally (that is, according to the usual course of things) from the breach.

Consideration has the meaning given in clause 4.1.

Consideration Shares means the number of fully paid ordinary shares in the Purchaser or its affiliate, as notified in the Consideration Shares Notification, which must have a value equal to the Consideration Shares Value and which must be freely tradeable from Settlement on NASDAQ without any restriction or escrow.

Consideration Shares Notification has the meaning given to that term in clause 5.8(a).

Consideration Shares Value means the value of the Consideration Shares, being the number of Consideration Shares multiplied by the closing price of Northern Revival Acquisition Corporation’s shares as traded on NASDAQ on the day prior to the Consideration Shares Notification.

Control of an entity includes the power to directly or indirectly:

(a)	determine the financial or operating policies of the entity;

(b)	control the membership of the board or other governing body of the entity; and

(c)	control the casting of more than one half of the maximum number of votes that may be cast at a general meeting of the entity,

regardless of whether the power is in writing or not, expressed or implied, formal or informal or arises by means of trusts, agreements, arrangements, understandings, practices or otherwise.

Corporations Act means the Corporations Act 2001 (Cth).

Dangerous Substance means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to humans or any other living organism supported by the environment, or capable of damaging the environment or public health or welfare, including any controlled, special, hazardous, toxic or dangerous waste.

Data Room means the on-line data room operated by Ansarada and named “Project Island” at https://dataroom.ansarada.com/Powertec, which relates to the Business and the Company Group established by the Vendor as at 5pm on the Business Day prior to the Execution Date, an index of which is set out in Annexure A.

Due Diligence Materials means:

(a)	all information and documents provided to the Purchaser or its Representatives in the period ending at 5pm on the Business Day prior to the Execution Date, including information contained in the Data Room (including the responses to questions and requests for further information submitted via the Data Room); and

(b)	the Disclosure Letter.

Disclosure Letter means a letter dated on or around the Execution Date together with the attachments to that letter, as prepared and provided by the Vendor and accepted by the Purchaser prior to the execution of this Agreement.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

EBITDA means earnings before interest, taxes, depreciation, and amortisation determined in accordance with Accounting Standards.

Effective Time means 11.59pm (AEST) on the last day of the preceding month.

Employee means an employee of a Company Group Member as at the Execution Date and any person who becomes an employee of a Company Group Member between the Execution Date and Settlement who in either case remains employed by a Company Group Member immediately before Settlement.

Employee Entitlement Register means a register containing details of the period of service, remuneration package (including bonuses, profit share, and employee share plan entitlements), applicable allowances, redundancy or termination entitlements and accrued leave (including long service leave, annual leave and sick leave) of each Employee as at the Execution Date, a copy of which is set out in Schedule 9.

Encumbrance means any encumbrance, mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security or agreement of any kind given or created and including any possessory lien in the ordinary course of business whether arising by operation of law or by contract.

End Date means 5.00pm (AEST) on 4 September 2023.

Estimated Adjustment Amount means the amount, which may be positive, negative or nil, equal to the aggregate of:

(a)	the amount equal to the Estimated Working Capital Amount less the Target Working Capital; and

(b)	the Estimated Net Debt Amount (which may be a negative number).

Estimated Net Debt Amount means the Vendor’s good-faith estimate of the Net Debt determined in accordance with Section 4 of Part B of Schedule 10.

Estimated Settlement Statement means the settlement statement which is to set out the Vendor’s good faith estimate of:

(a)	the Estimated Working Capital Amount; and

(b)	the Estimated Net Debt Amount,

for each Company Group Member in the form set out in Part A of Schedule 10.

Estimated Working Capital Amount means the Vendor’s good-faith estimate of the Working Capital as at the Effective Time determined in accordance with Section 3 of Part B of Schedule 10.

Event of Insolvency means:

(a)	a receiver, manager, receiver and manager, trustee, administrator, controller or similar officer is appointed in respect of a person or any asset of a person;

(b)	a liquidator or provisional liquidator is appointed in respect of the corporation;

(c)	any application (not being an application withdrawn or dismissed within 14 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purposes of:

(i)	appointing a person referred to in paragraphs (a) or (b);

(ii)	winding up a corporation;

(iii)	proposing or implementing a scheme of arrangement; or

(iv)	any event or conduct occurs which would enable a court to grant a petition, or an order is made, for the bankruptcy of an individual or his estate under any Insolvency Provision;

(d)	a moratorium of any debts of a person, or an official assignment, or a composition, or an arrangement (formal or informal) with a person’s creditors, or any similar proceeding or arrangement by which the assets of a person are subjected conditionally or unconditionally to the control of that person’s creditors or a trustee, is ordered, declared, or agreed to, or is applied for and the application is not withdrawn or dismissed within 14 days;

(e)	a person becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable law to be, insolvent or unable to pay its debts; or

(f)	any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of a person.

Exchange Rate means the exchange rate of United States’ dollars to Australian dollars as published by the Reserve Bank of Australia on its website (https://www.rba.gov.au/statistics/frequency/exchange-rates.html).

Execution Date means the date of this Agreement.

Excluded Assets means:

(a)	the Motor Vehicle; and

(b)	one Dell laptop.

Fairly Disclosed has the meaning set out in clause 9.1.

Financial Debt means borrowings or other indebtedness of the Company Group under any bank facility, overdraft, bond, note or debenture.

Governmental Authority means a government or government department, a governmental or semi-governmental or judicial person (whether autonomous or not) charged with the administration of any applicable law.

GST has the meaning given to it in the GST Act.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any regulations thereto or such other act or regulations of equivalent effect.

Guarantees means any guarantee or security given by the Vendor or his Affiliates in relation to any one of more of the Company Group Members.

Head Company has the same meaning as that term is defined in section 995-1 of the ITAA 97.

Immediately Available Funds means cash or telegraphic or other electronic means of transfer of immediately cleared funds into a bank account nominated in advance by the payee.

Independent Expert means an independent accountant as agreed to in writing by the Vendor and the Purchaser or, failing agreement within 5 Business Days of a Party requesting such appointment, the person nominated by the Resolution Institute at the request of either the Vendor or the Purchaser.

Insolvency Provision means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences, and any law under which a liquidator or trustee in bankruptcy may satisfy or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person.

Intellectual Property Licence means all agreements under which any Company Group Member obtains from any person the exclusive or non-exclusive right to use, but not the ownership of, any of the Intellectual Property Rights referred to in paragraphs (a) to (d) inclusive of the definition of that term.

Intellectual Property Rights means:

(a)	the business names or trademarks owned or used at Execution Date by the Company Group;

(b)	the Confidential Information owned or used at any time by the Company Group;

(c)	the patents, patent applications, registered designs, unregistered designs, copyright and all other similar rights owned or used at any time by the Company Group; and

(d)	the Intellectual Property Licences,

including, but not limited to the items described in Schedule 5.

Invoice means a tax invoice as defined in and for the purposes of the GST Act or any document allowing the Recipient to claim an input tax credit under the GST Act.

ITAA 36 means the Income Tax Assessment Act 1936 (Cth).

ITAA 97 means the Income Tax Assessment Act 1997 (Cth).

Leases means the leases of real property entered into by any Company Group Member, the details of which are set out in Schedule 4.

Liabilities includes all liabilities (whether actual, contingent or prospective), Losses, damages, costs and expenses of whatever description.

Loss means losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and Tax Costs.

Material Adverse Effect means:

(a)	when used in a Warranty in relation to a Company Group Member a material adverse effect on the financial position of the Company Group Member when compared to what the financial position would be if the Warranty were true which is material according to the principles set out in clause 1.3; and

(b)	when used in all other cases in relation to a Company Group Member a material adverse effect on the financial position of the Company Group Member which is material according to the principles set out in clause 1.3, but does not include:

(c)	any matter, event or circumstance arising from changes in economic, business or public health conditions which impact on the Company and its competitors in a similar manner;

(d)	any matter, event or circumstance Fairly Disclosed in the Disclosure Letter or the Due Diligence Materials;

(e)	any change in taxation rates or laws, or applicable law, which impact on the Company and its competitors in a similar manner;

(f)	any change occurring as a result of any act of god, pandemic, landslide, earthquake, fire, flood, or any other effect of the elements;

(g)	any change in accounting policy required by law; or

(h)	any change occurring directly or indirectly as a result of any matter, event or circumstance required by this Agreement or the transactions contemplated by it.

Motor Vehicle means the vehicle with the following details:

(a)	Make & model: 2020 Rolls Royce Dawn;

(b)	Vin: SCAXZ8200LU101933; and

(c)	Registration: RR40.

NASDAQ means the Nasdaq stock exchange, operated in America.

Net Debt means the net debt of the Company Group determined in accordance with Schedule 10 as calculated in the Estimated Settlement Statement or Settlement Statement (as applicable).

NTA means the total assets of each Company Group Member, less any intangible asset such as goodwill, patents, and trademarks, less all liabilities.

Officer, in relation to a corporation, has the meaning given in Section 9 of the Corporations Act.

Options means all the options issued by the Company, which at the Execution Date is equal to 223,967.

Option Notification has the meaning given to that term in clause 5.7(a)(ii).

Option Payment means the amount payable by the Purchaser for the Vested Options as notified in the Option Notification.

Party means a party to this Agreement and Parties means the parties to this Agreement.

Permitted Dividend has the meaning given to that term in clause 5.5.

Permitted Encumbrance means:

(a)	an interest of a kind referred to in section 12(3) of the PPSA where the transaction concerned does not, in substance, secure payment or performance of an obligation.

(b)	a charge or lien that arises by operation of statute or other law, in the course of ordinary business, where the amount secured is not overdue or is being diligently contested in good faith and appropriately provisioned;

(c)	any mechanic’s workmen’s or other like lien arising in the ordinary course of business, where the amount secured is not overdue or is being diligently contested in good faith and appropriately provisioned;

(d)	any retention of title arrangement undertaken in the ordinary course of day to day trading on arm’s length terms, as long as the obligation it secures is discharged when due or is being diligently contested in good faith and appropriately provisioned; or

(e)	an Encumbrance:

(i)	existing on the Execution Date that has been approved by the Purchaser; or

(ii)	that arises after the Execution Date and that the Purchaser approves before it arises,

where the maximum aggregate amount secured from time to time does not increase, and the time for payment of that amount is not extended beyond the amount and time approved by the Purchaser; or

(f)	any Encumbrance related to or in connection with Financial Debt assumed in accordance with clause 4.2(c)(ii).

PPS Register means the register of PPS Security Interests established and maintained under the PPSA.

PPS Security Interest means a security interest as that term is defined in the PPSA.

PPSA means the Personal Property Securities Act 2009 (Cth).

Pre-Settlement Returns means any Tax Return, form or statement of a Company Group Member that is not lodged before Settlement that relates to a period commencing before the Settlement Date and ending on or before the Settlement Date.

Pre-Settlement Tax Event means any event, act, matter, transaction, amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Settlement, or otherwise in respect of which the Vendor may be liable under the Tax Indemnity or Tax Warranties.

Premises means all the land and buildings owned, leased or occupied by any Company Group Member as set out in Schedule 4.

Prescribed Occurrence means:

(a)	any entity within the Company Group converting all or any of its shares into a larger or smaller number of shares;

(b)	any entity within the Company Group resolving to reduce its share capital in any way;

(c)	any entity within the Company Group:

(i)	entering into a buy back agreement; or

(ii)	resolving to approve the terms of a buy back agreement;

(d)	any entity within the Company Group making an allotment of, or granting an option to subscribe for, any of its shares or agreeing to make such an allotment or grant such an option;

(e)	any entity within the Company Group issuing, or agreeing to issue, convertible notes;

(f)	any entity within the Company Group disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

(g)	any entity within the Company Group charging, agreeing to charge, the whole, or a substantial part, of its business or property;

(h)	any entity within the Company Group resolving that it be wound up;

(i)	the appointment of a provisional liquidator of any entity within the Company Group;

(j)	the making of an order by a court for the winding up of any entity within the Company Group;

(k)	an administrator of any entity within the Company Group being appointed;

(l)	any entity within the Company Group executing a deed of company arrangement; or

(m)	the appointment of a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of the Company Group.

Purchaser Break Fee means $350,000 (including GST), payable by the Purchaser in accordance with clause 2.7.

PPS Register means the register of PPS Security Interests established and maintained under the PPSA.

PPS Security Interest means a security interest as that term is defined in the PPSA.

PPSA means the Personal Property Securities Act 2009 (Cth).

Purchaser Entitlement Date has the meaning given to that term in clause 2.7(b).

Purchaser Group means the Purchaser, together with each Related Body Corporate of the Purchaser.

Purchaser Group Member means each entity within the Purchaser Group.

Purchaser Warranties means the representations and warranties of the Purchaser set out in Schedule 3 and Purchaser Warranty means any one of them.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the Execution Date, owned by the Company Group including certificates of registration, minute books, statutory books and registers, books of account, tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

Related Party has the meaning given in section 228 of the Corporations Act.

Related Body Corporate has the meaning given in section 9 of the Corporations Act.

Representative means, in relation to a Party, that Party’s directors, officers, employees, agents or advisers (including without limitation lawyers, accountants, consultants, bankers, financial advisers and any representatives of those advisers).

Resolution Institute means the Resolution Institute ACN 008 651 232 and any successor organisation.

Revenue means the revenue of the Company Group determined in accordance with Accounting Standards.

Revenue Authority means any Federal, State, Territory or local government authority or instrumentality in respect of Tax.

Settlement means the settlement on the Settlement Date of the sale and purchase of the Vendor Shares and the Vested Options in accordance with the terms of this Agreement.

Settlement Date means that date which is 5 Business Days after the satisfaction or waiver of the last of the Conditions (or such other date as is agreed between the Parties).

Settlement Payment means an amount equal to the aggregate of:

(a)	USD$20,985,690 less the Consideration Shares Value; and

(b)	the Estimated Adjustment Amount,

less the aggregate of the Financial Debt and the Option Payment.

Settlement Statement means the settlement statement to be prepared in accordance with clause 7.1, which is to comprise a statement of the Actual Working Capital Amount (as at the Effective Time) and Actual Net Debt Amount (as at the Settlement Date) for each of the Company Group Members in the form set out in Part B of Schedule 10.

Settlement Statement Accounting Principles means with respect to each item in the Settlement Statement, in priority:

(a)	the specific accounting treatments set out in Schedule 10; or

(b)	where an item is not covered by the specific accounting treatments set out in Schedule 10, the accounting treatments applied in the Accounts set out in Schedule 6; or

(c)	where an item is not covered by the accounting treatments referred to in paragraph (a) or (b), then in accordance with the Accounting Standards.

Statutes means all legislation of any country, state or territory enforced at any time, and any rule, regulation, ordinance, by law, statutory instrument, order or notice at any time made under that legislation.

Straddle Return means any Tax Return, form or statement of a Company Group Member that relates to a period commencing before the Settlement Date and ending after the Settlement Date.

Subsidiaries means each of the subsidiaries of the Company as set out in Part A of Schedule 1 and Subsidiary means any one of them.

Superannuation Funds means any or all of the superannuation funds into which any Company Group Member makes contributions (or is required to make contributions) on behalf of the Employees.

Target Working Capital means $2,000,000.

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan, withholding, stamp, transaction, registration, duty or similar charge which is assessed, levied, imposed or collected by any government agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or any other accounting imposed on, or in respect of any of the above but excludes Duty.

Taxable Supply has the meaning given to it in the GST Act.

Tax Claim means a Claim by the Purchaser for the breach of a Tax Warranty or under the Tax Indemnity.

Tax Cost means all costs and expenses incurred in:

(a)	managing an inquiry; or

(b)	conducting any objection, action, defence, or proceeding with the purpose of causing a withdrawal, reduction, postponement, avoidance or compromise of a demand or assessment relating to Tax issued by a Governmental Authority under a Tax Law, in relation to Tax or Duty, but does not include the Tax or Duty.

Tax Expert means the person required to be appointed under clause 12.1(d)(iii) who must be a person who is:

(a)	independent of both parties with over 10 years’ experience; or

(b)	a suitably qualified partner at PwC, Deloitte, Ernst & Young or KPMG, or another accounting firm agreed by the parties.

Tax Indemnity means the indemnity given by the Vendor to the Purchaser under clause 8.5.

Tax Law means any law relating to either Tax or Duty as the context requires.

Tax Refund Amount has the meaning given to that term in clause 12.4.

Tax Relief means any refund, credit, offset, relief, allowance, deduction, rebate, recoupment, compensation, Tax loss, right to repayment or other benefit or saving in relation to Tax and includes any amount otherwise payable which reduces, offsets, discharges or satisfies a Liability for Tax.

Tax Return means any return relating to Tax including any document which must be lodged with a Governmental Authority administering a Tax or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, application, schedule or election and any attachment).

Tax Warranties mean the tax warranties set out in paragraph 18 of Schedule 2.

Third Party means a person that is not a Party or an Affiliate of a Party.

Third Party Claim means:

(a)	a Claim made by a Third Party against a Company Group Member, the Purchaser or any Affiliate of the Purchaser that is reasonably likely to result in a Warranty Claim; or

(b)	a Claim a Company Group Member, the Purchaser or an Affiliate of the Purchaser is entitled to make against a Third Party based on anything that is reasonably likely to result in a Warranty Claim.

Transaction means the sale and purchase of the Vendor Shares and the Vested Options on the terms and conditions set out in this Agreement.

Unvested Option means the 159,995 unvested Options on issue in the Company which are beneficially and legally owned by the Optionholder.

Vendor Break Fee means $350,000 (including GST), payable by the Vendor in accordance with clause 2.7.

Vendor Entitlement Date has the meaning given to that term in clause 2.7(a).

Vested Option means the 63,972 vested Options on issue in the Company which are beneficially and legally owned by the Optionholder.

Vendor Shares means 100% of the shares in the capital of the Company.

Vendor Warranties means the Warranties set out in Schedule 2 and Vendor Warranty means any one of them.

Warranty Claim means a Claim by the Purchaser against the Vendor arising as a result of a breach of a Vendor Warranty, a Claim under clause 8.4 and any Tax Claim.

Westpac means Westpac Banking Corporation.

Working Capital means the working capital amount of the Company Group determined in accordance with Schedule 10, as calculated in the Estimated Settlement Statement or Settlement Statement (as applicable).

1.2	Interpretation

In this Agreement:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	no provision of this Agreement will be construed adversely to a Party because that Party was responsible for the preparation of this Agreement or that provision;

(c)	specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included;

and, unless the context otherwise requires:

(d)	an obligation or liability assumed by, or a right conferred on, two or more Parties binds or benefits all of them jointly and each of them severally;

(e)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(f)	a reference to any Party includes that Party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(g)	a reference to a body, other than a Party to this Agreement whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or substantially succeed its powers or functions;

(h)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(i)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(j)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(k)	references to parties, clauses, schedules, exhibits or annexures are references to Parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(l)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(m)	a reference to time is to time as observed in Brisbane, Queensland;

(n)	if a period of time is specified and dates from a given day or the day of an event, it is to be calculated exclusive of that day;

(o)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(p)	if an act prescribed under this Agreement to be done by a Party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(q)	where an action is required to be undertaken on a day that is not a Business Day it shall be undertaken on the next Business Day;

(r)	a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

(s)	a reference to $ or dollar is to the lawful currency of the Commonwealth of Australia and a reference to USD$ is to the lawful currency of the United States of America; and

(t)	a reference to a Party using or an obligation on a Party to use reasonable endeavours or its best endeavours does not oblige that Party to:

(i)	pay money:

(A)	in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(B)	in circumstances that are commercially onerous or unreasonable in the context of this Agreement;

(ii)	provide other valuable consideration to or for the benefit of any person; or

(iii)	agree to commercially onerous or unreasonable conditions.

1.3	Materiality

Unless the contrary intention appears, a matter will be regarded as “material” if alone or together with a series of similar or related matters, it will, or would be likely to, in any 12 month period:

(a)	involve a Claim by or against a Company Group Member exceeding 6% of the Revenue of the Company as at the Accounts Date;

(b)	have a financial impact on revenues or expenses of a Company Group Member exceeding:

(i)	in the case of any unusual or non-recurring event, 6% of the Revenue or the EBITDA of the Company as at the Accounts Date; and

(ii)	in the case of any recurrent event, 6% of the Revenue or the EBITDA of the Company as at the Accounts Date;

(c)	have a financial impact on the value of the assets or liabilities of the Company Group Member exceeding 6% of the NTA of the Company as the Accounts Date; or

(d)	impose an obligation or confer a benefit on a Company Group Member of an amount exceeding 6% of the NTA of the Company as the Accounts Date,

where the “financial impact” is to be assessed in the case of a Warranty Claim, by reference to the position if the Warranty were true, and in all other cases, is to be assessed by reference to the position set out in the Accounts.

2.	CONDITIONS PRECEDENT

2.1	Conditions

Clauses 3 and 6 of this Agreement are subject to and do not become binding on the Parties unless and until each of the following Conditions are satisfied or waived in accordance with clause 2.2:

(a)	the Purchaser has obtained all necessary shareholder approvals and regulatory approvals necessary to lawfully complete the Transaction;

(b)	the Purchaser has received written notification from the United States Securities and Exchange Commission that the Business Combination Agreement has been approved, on terms reasonably satisfactory to the Purchaser and the De-spac transaction with Northern Revival Acquisition Corporation has successfully completed;

(c)	following satisfaction of the Conditions in clause 2.1(b), the Purchaser’s capital market partners have confirmed to the Purchaser that the Consideration is consistent with the valuation of the Company, to the satisfaction of the Purchaser; and

(d)	the Purchaser’s or its affiliate’s securities have been listed for trading on the NASDAQ.

2.2	Benefit of the Conditions

(a)	The Conditions in clauses 2.1(a) – 2.1(c) are inserted in this Agreement for the benefit of the Purchaser and the Purchaser may, by notice in writing to the Vendor on or before the End Date, waive any of those Conditions.

(b)	The Condition in clauses 2.1(d) is inserted in this Agreement for the benefit of the Purchaser and the Vendor and these Parties may, by mutual written agreement, agree to waive that Condition.

2.3	Best efforts

(a)	The Purchaser must use its best efforts to ensure the Conditions in clauses 2.1(a) – 2.1(d) are satisfied on or before the End Date.

(b)	Each Party must provide all reasonable assistance to the others as is necessary to satisfy the Conditions, including by:

(i)	signing and delivering all documents and doing everything reasonably necessary or desirable to carry out its obligations under this clause 2; and

(ii)	keep the other party regularly informed of the status of any discussions or negotiations with relevant third parties about the Conditions.

(c)	Nothing in this clause obliges a Party to waive a Condition or grant an extension of time for satisfaction of a Condition.

2.4	Notice

The Purchaser and the Vendor must promptly notify the other in writing if any of the Conditions are satisfied or cannot be satisfied, or any material development which has an impact on the likelihood of a Condition being satisfied by the End Date.

2.5	Termination before Settlement

(a)	If any of the Conditions have not been satisfied or waived in accordance with clause 2.2, prior to the End Date, then with effect from the End Date, the Purchaser or the Vendor may by giving not less than 5 Business Days’ written notice to the other Parties, terminate this Agreement.

(b)	If any of the circumstances set out in clause 5.9 eventuate prior to Settlement, the Purchaser may by giving written notice to the other Parties at any time before Settlement, terminate this Agreement.

2.6	Agreement of no effect

If a Party gives notice terminating the Agreement under clause 2.5 or 5.9, this Agreement shall be deemed to be at an end and of no force or effect with none of the Parties being subject to any of the obligations contained in this Agreement and with no Party claiming any rights at law or equity against the other Parties, save for the performance of those covenants and agreements (if any) which should have been performed on or before the date of termination, and all damages for breach of the same.

2.7	Break Fee

(a)	If Settlement does not occur as a result of the Purchaser failing to fully comply with its obligations under clause 6 (Vendor Entitlement Date), then the Vendor is entitled to the Purchaser Break Fee.

(b)	If Settlement does not occur as a result of the Vendor failing to fully comply with their obligations under clause 6, then the Purchaser is entitled to the Vendor Break Fee (Purchaser Entitlement Date).

(c)	Within ten (10) Business Days of the occurrence of a Vendor Entitlement Date, the Purchaser must pay the Purchaser Break Fee to the Vendor in readily available funds to the bank account nominated in writing by the Vendor.

(d)	Within ten (10) Business Days of the occurrence of a Purchaser Entitlement Date, the Vendor must pay Vendor Break Fee to the Purchaser in readily available funds to the bank account nominated in writing by the Purchaser.

3.	TRANSACTION

3.1	Agreement to buy and sell Vendor Shares

The Vendor, as legal and beneficial owner of the Vendor Shares, agrees to sell free from Encumbrances and the Purchaser agrees to purchase the Vendor Shares for the Consideration and on the further terms and conditions set out in this Agreement.

3.2	Agreement to buy and sell Vested Options

(a)	The Optionholder agrees to sell the Vested Options free from Encumbrances, together with all rights of any nature (including dividend, distribution and voting rights) attached or accrued to them or which may at any time become attached or accrued to them on or after the Settlement Date, and the Purchaser agrees to purchase the Vested Options for the Option Payment and on the further terms and conditions set out in this Agreement.

(b)	By executing this Agreement, the Optionholder irrevocably waives any right that the Optionholder may have to exercise the Vested Options unless this Agreement is terminated in accordance with clause 2.5.

3.3	Agreement to cancel Unvested Options

(a)	The Optionholder acknowledges and agrees that with effect from Settlement, that each Unvested Option held by them will be cancelled and be of no further force or effect and that the Optionholder will have no claim against the Company or the Purchaser in respect of the cancellation of the Unvested Options.

(b)	The Optionholder acknowledges and agrees that following Settlement, it will have no further rights in respect of the Unvested Options.

3.4	Associated Rights

The Vendor must sell the Vendor Shares to the Purchaser together with all rights attached to them as at the Execution Date and that accrue between the Execution Date and Settlement.

3.5	Waiver of pre-emption

The Vendor waives all rights of pre-emption or other rights over any of the Vendor Shares conferred either by the constitution of the Company, by any shareholders agreement relating to shares or other securities in the Company or in any other way.

3.6	Title and Risk

Title to and risk in the Vendor Shares and Vested Options passes to the Purchaser on Settlement.

4.	CONSIDERATION

4.1	Consideration

(a)	The consideration payable by the Purchaser to the Vendor is:

(i)	the Settlement Payment to be paid in accordance with clause 4.2(a)(i)(A);

(ii)	the Consideration Shares to be issued and allotted in accordance with clause 4.2(a)(i)(B); and

(iii)	the Actual Adjustment Amount, if any, determined in accordance with clause 7,

(the Consideration).

(b)	The consideration payable by the Purchaser to the Option Holder is the Option Payment to be paid in accordance with clause 4.2.

4.2	Payment of consideration

(a)	The Purchaser will pay the Consideration to the Vendor in the following manner:

(i)	on the Settlement Date:

(A)	pay the Settlement Payment to the Vendor;

(B)	allot and issue the Consideration Shares to the Vendor and provide any documentation reasonably requested by the Vendor to evidence the Consideration Shares have been issued in accordance with the terms of this Agreement;

(ii)	on the Adjustment Amount Payment Date, pay the Actual Adjustment Amount, if any, to the Vendor.

(b)	The Purchaser will pay the Option Payment to the Optionholder on the Settlement Date.

(c)	The Purchaser must:

(i)	pay the total amount of the Financial Debt to Westpac at Settlement in full repayment of the Company Group’s borrowings or other indebtedness of the Company Group under any bank facility, overdraft, bond, note or debenture with Westpac; or

(ii)	assume by way of novation or assignment the Financial Debt (or indirectly assume such debt by way of the Financial Debt remaining in the Company).

(d)	The Purchaser must procure that, on and from Settlement, the Vendor and his Affiliates are fully, irrevocably and unconditionally released from all past and future obligations under the Guarantees given by the Vendor or his Affiliates in relation to Financial Debt.

4.3	Payments in Cleared Funds

All cash payments under this clause 4 must either be made by Immediately Available Funds or such other form of cleared funds as the Vendor and Purchaser agree.

4.4	Notifications in respect to Consideration Shares

(a)	If within twelve (12) months of the Settlement Date the Vendor wishes to dispose of some or all of the Consideration Shares issued to it, the Vendor agrees to use its best endeavours to:

(i)	provide the Purchaser no less than 5 Business Days’ written notice; and

(ii)	participate in any discussion requested by the Purchaser with respect to a proposed alternate method of disposal,

prior to any such proposed disposal.

(b)	The Purchaser acknowledges that the Vendor is only required to use its best endeavours to participate in discussions with the Purchaser with respect to a proposed alternate method of disposal for a period of 5 Business Days from the provision of written notice in accordance with clause 4.4(a)(i).

5.	CONDUCT BEFORE SETTLEMENT

5.1	Conduct of Company Group’s Business

The Vendor and the Company jointly and severally covenant with the Purchaser that during the period commencing on the Execution Date and expiring on the earlier of termination of this Agreement or the Settlement Date, each entity within the Company Group will not, except as contemplated by this Agreement, without the prior written consent of the Purchaser:

(a)	enter into any contract or commitment requiring it to pay more than $100,000 or more than $1,000,000 per annum other than in the ordinary course of business;

(b)	acquire any asset or authorise any capital expenditure of value that exceeds $50,000 other than in the ordinary course of business;

(c)	dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over any of its assets or any interest in any of them;

(d)	hire or terminate the employment of or pay or agree to pay any bonus or allowance to any Employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any Employee, in each case in relation to an Employee with a base salary in excess of $150,000;

(e)	grant any option to subscribe for any security in any entity within the Company Group or allot or issue or agree to allot or issue any security, share or loan capital or any security convertible into any share or loan capital in any entity within the Company Group;

(f)	resolve to reduce its share capital in any way;

(g)	enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement;

(h)	declare or pay any dividend or make any other distribution of its assets or profits, except in accordance with clause 5.5;

(i)	alter or agree to alter its constitution other than as provided for in this Agreement;

(j)	resolve any new programs or budgets;

(k)	cancel any existing insurance policy in the name of or for the benefit of a member of the Company Group unless a replacement policy (on terms no less favourable to the Company Group Member, if available in the market) has been put in place;

(l)	repay any shareholder loans or advances except in accordance with this Agreement;

(m)	vary, terminate or fail to renew any of its contracts, Authorisations or commitments, other than in the ordinary course of its business; or

(n)	change any accounting method, practice or principle used by it.

5.2	Permitted Acts

Nothing in clause 5.1 restricts the Vendor or any Company Group Member from doing anything:

(a)	that is expressly permitted in this Agreement;

(b)	to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(c)	that is necessary for a member of the Company Group to meet its legal or contractual obligations or the requirements of a Governmental Authority; or

(d)	that is agreed to in writing between the Vendor and the Purchaser (such agreement not to be unreasonably withheld or delayed).

5.3	Access

(a)	The Vendor covenants in favour of the Purchaser that, during the period commencing on the Execution Date and expiring on the Settlement Date, it will allow the Purchaser to carry out a financial, commercial and legal due diligence on the Company Group and will provide the Purchaser upon reasonable notice with all relevant information in respect of the Company Group, in order for the Purchaser to complete this due diligence.

(b)	The Purchaser may only exercise its right of access under clause 5.3(a) to the extent the access will not, in the reasonable opinion of the Vendor:

(i)	unreasonably interfere with the conduct of the Business or the activities and operations of the Company Group and its employees;

(ii)	breach any obligations (including obligations of confidentiality) that the Vendor or a Company Group Member owes to any third party or under any Statute; or

(iii)	compromise or result in a risk of damage or compromise to the protection of legal professional privilege in relation to any of the Records,

and the Purchaser agrees to comply with the Vendor’s reasonable requirements and directions in relation to the access.

(c)	The Parties must ensure that, as soon as possible after the execution of this Agreement, their Representatives meet and use their best endeavours to determine the most appropriate method of implementing the steps required to ensure a smooth transition of the management and operation of the Company Group with the Purchaser Group following Settlement.

5.4	Loan Accounts and Guarantees

(a)	Before Settlement,

(i)	the Vendor must procure that :

(A)	all indebtedness due from the Vendor to the Company is either satisfied in full or forgiven by the Company (whereby no actual payment is made and the Vendor is released from any liability to the Company);

(B)	all indebtedness due from the Company to the Vendor is satisfied in full without payment of interest, other than in respect of long service leave or annual leave entitlements owing to the employees; and

(C)	each Company Group Member is released from all guarantees and indemnities given by it to the Vendor or a Vendor Affiliate; and

(ii)	the Purchaser must use reasonable endeavours to procure the full, irrevocable and unconditional release of the Vendor and his Affiliates from all their past and future obligations under the Guarantees given by the Vendor or his Affiliates in relation to a Company Group Member or the Business.

(b)	If any Guarantee has not been released in full by Settlement:

(i)	the Purchaser must continue to use its reasonable endeavours to procure the release of the Vendor and his Affiliates from any such guarantee or security as soon as possible after Settlement; and

(ii)	the Purchaser indemnifies (and procure that the relevant Company Group Member indemnifies) the Vendor (for himself and as trustee for each of his Affiliates) on demand from and against any Claim or Loss arising out of any Guarantees that may be suffered or incurred by the Vendor or any of his Affiliates which relates to events, facts, matters or circumstances occurring or arising after Settlement.

(c)	In addition to the indemnity in clause 5.4(b)(ii), the Purchaser indemnifies the Vendor on demand the amount of any Claim after Settlement against the Vendor or any of his Affiliates under a guarantee provided by a Vendor or any of his Affiliates not specifically provided for in that clause.

5.5	Permitted dividend

The parties acknowledge and agree that, prior to Settlement, the Vendor may, and may take any action or do anything to procure that the Company Group Member declares a dividend for the period prior to Settlement (Permitted Dividend), provided that:

(a)	after the payment of such dividend that Company Group Member’s franking account and retained earnings balance will not be in deficit; and

(b)	the dividend is declared and paid in accordance with the Corporations Act.

5.6	Transfer of Excluded Assets

Prior to the Settlement Date the Vendor must:

(a)	procure the transfer by the relevant Company Group Member of its legal and beneficial interest in the Excluded Assets to persons nominated by the Vendor;

(b)	procure the release of any Encumbrances for which the Company is grantor in relation to any Excluded Assets, as well as the cancellation of any insurance policy in the name of any Company Group Member in respect of the Excluded Assets; and

(c)	procure the transfer by the relevant Company Group Member of any financing or loan agreements in relation to any Excluded Asset to persons nominated by the Vendor, pursuant to which the persons nominated by the Vendor will assume all obligations and liabilities in respect to any financing or loan agreements in relation to any Excluded Asset.

5.7	Vendor’s notifications

(a)	The Vendor must deliver a written notice to the Purchaser at least three Business Days before Settlement, setting out:

(i)	the Estimated Settlement Statement;

(ii)	the Option Payment (Option Notification);

(iii)	the Vendor’s best estimate of the amount of the Financial Debt as at the Settlement Date; and

(iv)	payment directions for all payments to be made on the Settlement Date (including to or on behalf of the Vendor).

(b)	Each estimated amount in the Estimated Settlement Statement must represent the Vendor’s genuine and reasonable estimate and, in respect of the Estimated Adjustment Amount, must apply all relevant accounting principles, policies and procedures set out in Schedule 10.

5.8	Purchaser’s notifications

(a)	The Purchaser must deliver a written notice to the Vendor three Business Days before Settlement, setting out the number of Consideration Shares and the Consideration Shares Value (Consideration Shares Notification) to be issued as part of the Consideration.

(b)	For the avoidance of doubt, the portion of Consideration Shares to be issued as part of the Consideration is at the Purchaser’s sole discretion as advised by Northern Revival Acquisition Corporation, taking into consideration market conditions.

5.9	Termination by the Purchaser

Notwithstanding any other provision of this Agreement if, at any time before Settlement, the Purchaser considers, acting reasonably, that it is likely that the Company’s Revenue or EBITDA for the financial year ending 30 June 2023 will decline by 6% or more from the respective Revenue or EBITDA reported on the Accounts Date, the Purchaser may, by written notice to the other Parties at any time before Settlement, terminate this Agreement.

6.	SETTLEMENT

6.1	Time and Location of Settlement

Settlement shall take place at 10.00am (AEST) on the Settlement Date at such offices as the Parties may agree and at such time as shall be agreed by the Parties.

6.2	The Vendor’s obligations at Settlement

At Settlement, the Vendor must confer on the Purchaser title to the Vendor Shares and place the Purchaser in effective possession and control of the Company Group. To this end, at or prior to Settlement:

(a)	the Vendor must deliver or cause to be delivered to the Purchaser:

(i)	separate instruments of transfer in registrable form for the Vendor Shares held by the Vendor in favour of the Purchaser (as transferee) which have been duly executed by the Vendor (as transferor);

(ii)	the common seal (and any duplicate common seal, share seal or official seal) of each entity within the Company Group (if any);

(iii)	all available copies of the constitutions of each entity within the Company Group;

(iv)	details of the current corporate key issued by the Australian Securities and Investments Commission for each entity within the Company Group;

(v)	the minute books and other records of meetings or resolutions of members and directors of each entity within the Company Group;

(vi)	all registers of each entity within the Company Group (including the register of members, register of options, register of directors, register of charges) in proper order and condition and fully entered up to the Settlement Date;

(vii)	all cheque books, financial and accounting books and records, copies of tax returns and assessments, mortgages, leases, agreements, insurance policies, title documents, licences, indicia of title, contracts, passwords to computers, certificates and all other records, papers, books and documents of each entity within the Company Group;

(viii)	the written resignations of each of the directors and secretary of each entity within the Company Group with effect from Settlement;

(ix)	the keys to all Premises and any other information (such as access codes) to allow the Purchaser access to the Premises;

(x)	the consents of the lessors on terms satisfactory to the Purchaser of the Premises which may be required under the terms of the Leases;

(xi)	a duly completed authority for the alteration of the signatories of each bank account of each entity within the Company Group in the manner required by the Purchaser by written notice before the Settlement Date;

(xii)	all current Authorisations and other documents issued to each entity within the Company Group under any legislation, ordinance or otherwise relating to their business activities;

(xiii)	procure that directors’ meetings of each entity within the Company Group are held to attend to the following matters (as applicable):

(xiv)	the approval of the registration (subject to payment of stamp duty), if applicable of the transfers of the Vendor Shares and Vested Options and the issue of new share certificates for the Vendor Shares in the name of the Purchaser;

(xv)	resolve that the Unvested Options have been cancelled effective from the Settlement Date;

(xvi)	the appointment as additional directors and secretaries of each entity within the Company Group of those persons nominated by the Purchaser by written notice before the Settlement Date;

(xvii)	the retirement, by written notice, of all directors and the company secretary of each entity within the Company Group with effect from Settlement acknowledging that each of them has no Claim of any kind whatsoever against any entity within the Company Group by way of compensation or entitlement for loss of office except for payments as an employee for accrued salary, long service leave and annual pay (if any);

(xviii)	the revocation of all existing authorities to operate bank accounts of the Company Group.

6.3	The Optionholder’s obligations at Settlement

At Settlement, the Optionholder must give the Purchaser:

(a)	absolute ownership of and title to its Vested Options free from any Encumbrance;

(b)	separate instruments of transfer in registrable form for the Vested Options in favour of the Purchaser (as transferee) which have been duly executed by the Optionholder (as transferor); and

(c)	any certificates issued by the Company in respect of the Unvested Options.

6.4	The Purchaser’s obligations at Settlement

At Settlement, the Purchaser must:

(a)	pay to the Vendor that part of the cash component of the Consideration referred to in clause 4.2(a)(i);

(b)	provide written confirmation (in a form acceptable to the Vendor, acting reasonably) confirming the Purchaser has complied with clause 4.2(d);

(c)	allot and issue the Consideration Shares to the Vendor; and

(d)	pay to the Optionholder the Option Payment.

6.5	Conditions of Settlement

(a)	Settlement is conditional on both the Purchaser and the Vendor complying with all of their obligations under this clause 6.

(b)	If a Party (Defaulting Party) fails to satisfy its obligations under this clause 6 on the day and at the place and time for Settlement then any other Party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the notice and declaring time to be of the essence.

(c)	If the Defaulting Party fails to satisfy those obligations within those 10 Business Days under clause 6.5(b) above, the Notifying Party may, without limitation to any other rights it may have, terminate this Agreement by giving written notice to the Defaulting Party.

6.6	Settlement simultaneous

(a)	Subject to clause 6.6(b), the actions to take place under this clause 6 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any Party as a consequence:

(i)	there is no obligation on any Party to undertake or perform any of the other actions;

(ii)	to the extent that such actions have already been undertaken, the Parties must do everything reasonably required to reverse those actions; and

(iii)	each Party must return to the other all documents delivered to it under this clause 6, and must each repay to the other all payments received by it under this clause 6, without prejudice to any other rights any Party may have in respect of that failure.

(b)	The Purchaser may, in its sole discretion, waive any or all of the actions that the Vendor is required to perform under clause 6.2.

7.	POST-SETTLEMENT WORKING CAPITAL ADJUSTMENT

7.1	Preparation of the Settlement Statement

Within 45 calendar days after the Settlement Date, the Vendor must:

(a)	cause the Company Group to prepare the Settlement Statement as at the Effective Time or Settlement (as applicable), which must:

(i)	be prepared in accordance with the Settlement Statement Accounting Principles; and

(ii)	set out the calculation of the Actual Working Capital Amount (as at the Effective Time) and Actual Net Debt Amount (as at the Settlement Date) for each of the Company Group Members, and the adjustments required to the Consideration calculation based on those amounts; and

(b)	deliver the Settlement Statement to the Purchaser.

7.2	Co-operation

(a)	Each Party must reasonably co-operate with the other Party or Parties (as applicable) to enable the preparation, review and finalisation of the Settlement Statement.

(b)	The Purchaser must provide all reasonable information and assistance which may be requested by the Vendor, its accountants or advisers or the Independent Expert (if subsequently appointed pursuant to clause 7.5), and permit the Vendor, its accountants or advisers or the Independent Expert, as applicable, subject to reasonable notice to have access to and take copies of any relevant books, correspondence, accounts or other records in the possession or control of the Purchaser which relate to the Company Group Members in connection with the preparation, review and finalisation of the Settlement Statement.

(c)	The Purchaser must procure that the Company Group provide all reasonable information and assistance which may be requested by the Vendor, their accountants or advisers or the Independent Expert (if subsequently appointed pursuant to Clause 7.5), and permit the Vendor, their accountants or advisers or the Independent Expert, as applicable, subject to reasonable notice and during normal office hours of the Company Group, to have access to and take copies of any relevant books, correspondence, accounts or other records in their possession or control which relate to the Company Group in connection with the review and finalisation of the Settlement Statement.

7.3	Review of Settlement Statement

(a)	Within 10 Business Days after delivery of the Settlement Statement pursuant to clause 7.1, the Purchaser may give a notice to the Vendor that the Purchaser disputes the draft Settlement Statement and must provide full details of:

(i)	each item in the Settlement Statement that the Purchaser disputes;

(ii)	the grounds on which they dispute each such item;

(iii)	the Purchaser’s proposed amendment or adjustment to each such item; and

(iv)	the Purchaser’s calculation of the Consideration.

(b)	If the Purchaser:

(i)	fails to notify the Vendor of any dispute under clause 7.3(a) within the 10 Business Day period set out in clause 7.3(a); or

(ii)	notifies the Vendor within the 10 Business Day period set out in clause 7.3(a) that the Purchaser agrees with or has no objection to the Settlement Statement,

the Settlement Statement in the form delivered pursuant to clause 7.1 will be deemed final and binding on the Parties.

7.4	Conferral

(a)	If the Purchaser gives a notice under clause 7.3(a), then any element of the Settlement Statement that is not disputed in that notice will be deemed final and binding on the Parties and the Vendor and the Purchaser must confer in good faith with a view to:

(i)	resolve each matter disputed in that notice; and

(ii)	reach agreement on the Settlement Statement,

(iii)	within 20 Business Days after that notice is given. If the Purchaser and the Vendor reach agreement on the Settlement Statement, the Settlement Statement in the form as agreed between them in accordance with this clause 7.4(a) will be deemed final and binding on the Parties.

(b)	Failing agreement of the Settlement Statement in accordance with clause 7.4(a), either the Purchaser or the Vendor (acting jointly for these purposes) may by written notice request that all unresolved matters in dispute be referred to an Independent Expert for determination in accordance with clause 7.5.

7.5	Independent Expert

(a)	If a notice is given under clause 7.4(b), the Purchaser and the Vendor must appoint the Independent Expert to determine the matters in dispute in accordance with this clause 7.5 and must provide the following information to the Independent Expert:

(i)	the Settlement Statement (together with any working papers);

(ii)	the notice under clause 7.3(a); and

(iii)	an extract of the relevant provisions of this Agreement.

(b)	The Independent Expert must be instructed to determine the matters in dispute within 20 Business Days of receipt of the submission(s) from the Vendor and the Purchaser in accordance with clause 7.5(c).

(c)	Each of the Purchaser and the Vendor is entitled to make a submission to the Independent Expert within 10 Business Days of the appointment of the Independent Expert. A copy of any such submission made by either of those Parties must be given to the other Parties (as applicable).

(d)	The Independent Expert will determine the matters in dispute in accordance with the Resolution Institute Expert Determination Rules. The Independent Expert must determine the matter in dispute:

(i)	having regard to the terms of this Agreement (including the Settlement Statement Accounting Principles);

(ii)	according to whatever procedures the Independent Expert decides, in the Independent Expert’s absolute discretion, but subject to the requirements of procedural fairness; and

(iii)	exercising the Independent Expert’s own skill, judgment and experience.

(e)	The Independent Expert must act as an expert and not as an arbitrator. The determination in writing of the Independent Expert will, in the absence of manifest error (in which case the relevant part of its determination is void and the matter must be remitted to the Independent Expert for correction) or fraud, be final and binding on the Parties. The determination of the Independent Expert will be deemed to be incorporated into the Settlement Statement.

(f)	The costs of the Independent Expert must be borne by the Party or Parties (as applicable) which the Independent Expert determines should bear the costs. If the Independent Expert fails to make a costs determination, the Parties will share the costs of the Independent Expert in equal proportions.

7.6	Adjustment and satisfaction of Consideration

(a)	If, following agreement or determination of the Settlement Statement in accordance with this clause 7, the Actual Adjustment Amount:

(i)	is a negative amount, then the Vendor must pay the Actual Adjustment Amount to the Purchaser, as an adjustment to the Consideration;

(ii)	is a positive amount, then the Purchaser must pay the Actual Adjustment Amount to the Vendor, as an adjustment to the Consideration; or

(iii)	is nil, no adjustment to the Consideration will be made.

(b)	Any amount satisfied under this clause 7.6 is an adjustment to the Consideration.

7.7	Payment of adjustments

A Party required to make a payment to another Party under this clause 7 must make the payment in Immediately Available Funds without counter-claim or set- off within 5 Business Days (Adjustment Amount Payment Date) after the finalisation of the Settlement Statement or determination by the Independent Expert as applicable.

8.	REPRESENTATIONS AND WARRANTIES BY THE VENDOR

8.1	Representations and Warranties

Subject to the qualifications and limitations in clause 9, the Vendor gives the Vendor Warranties in favour of the Purchaser, on the Execution Date and on each day between the Execution Date and the Settlement Date (including at Settlement) except that a Vendor Warranty stated to be made at or on only one of those dates, or at some other date, is made only at that date.

8.2	Independent Warranties

The Vendor Warranties are to be construed independently of the others and are not limited by reference to any other Vendor Warranty.

8.3	Reliance

The Vendor acknowledges that the Purchaser has entered into this Agreement and will complete this Agreement in reliance on the Vendor Warranties.

8.4	Indemnity by Vendor

(a)	The Vendor indemnifies and agrees to indemnify the Purchaser and each Company Group Member against, and must pay the Purchaser an amount equal to, any Loss suffered or incurred by the Purchaser or a Company Group Member in connection with a breach of a Vendor Warranty, except to the extent that the Vendor Warranty or the Vendor’s liability for the Loss is limited or qualified under clause 9.

(b)	For the avoidance of doubt, in respect of any breach of Vendor Warranty, Loss includes an amount that would be necessary to put the Purchaser or Company Group Member (as applicable) in the same position as if the Warranty had been true.

8.5	Tax indemnity

(a)	The Vendor indemnifies the Purchaser, and must pay the Purchaser the amount of any:

(i)	Tax or Duty payable by a Company Group Member to the extent that the Tax or Duty:

(A)	relates to any period, or part period, up to and including Settlement; or

(B)	arises as a result of entry into this Agreement or Settlement (other than any Duty to be paid by the Purchaser under clause 18.2(a)); and

(ii)	Tax Costs incurred by or on behalf of a Company Group Member to the extent those Tax Costs arise from or relate to any of the matters for which the Vendor may be liable under clause 8.5(a)(i).

(b)	Notwithstanding clause 8.5(a)(i), the Tax Indemnity does not apply to a Tax Claim and the liability of the Vendor in respect of any Tax Claim is reduced or extinguished:

(i)	to the extent that it arises as a result of any income derived, loss, outgoing or deductions incurred or activities undertaken, or deemed for Tax purposes to have been undertaken, after Settlement;

(ii)	to the extent that it arises as a result of the transactions contemplated by this Agreement;

(iii)	to the extent that it arises from the Company or the Purchaser or any of their Related Bodies Corporate taking a position in relation to the application of a law in relation to Tax that is inconsistent with the position taken by the Company prior to Settlement (including a position adopted in the calculation of any Tax balance in the Accounts), unless the Company is required to adopt that inconsistent position to comply with a Tax Law;

(iv)	to the extent that it results from or is increased by the failure of the Purchaser, the Company or any of their respective Related Bodies Corporate, after the Settlement Date in a reasonably timely manner to:

(A)	lodge any return, notice, objection, or other document in relation to the Tax Claim;

(B)	claim all or any portion of any available Tax Relief;

(C)	disclose or correctly describe in any notice, return, objection or other document relating to the Tax Claim any relevant matters within the reasonable knowledge of the Purchaser or the Company or any of their Respective Bodies Corporate; or

(D)	take any other action which the Company or any Related Body Corporate of the Company is required to take under any Tax Law; or

(v)	to the extent that an amount has been included as a provision, allowance, reserve or accrual in the Settlement Statement.

8.6	Notification of Warranty Breaches

The Vendor must promptly notify the Purchaser if at any time after the Execution Date it becomes aware that:

(a)	a Vendor Warranty has ceased to be true; or

(b)	an act or event has occurred that would or might reasonably be expected to result in a Vendor Warranty ceasing to be true if it were repeated immediately at Settlement,

(c)	and must also provide the Purchaser with details of that fact which are known to the Vendor.

8.7	Undertaking not to make Claims

The Vendor undertakes to the Purchaser and any current or former director, officer or employee of the Purchaser who was at the Execution Date a director, officer or employee of the Company Group Member (Officer) that it shall not make a Claim or demand against any Officer in respect of any matter arising in connection with this Agreement including any breach of a Vendor Warranty.

9.	QUALIFICATIONS AND LIMITATIONS ON CLAIMS

9.1	Disclosure

(a)	The Purchaser cannot make a Warranty Claim and the Liability of the Vendor is reduced or extinguished (as the case may be) to the extent that the Warranty Claim (other than a Tax Claim) arises out of:

(i)	any facts, matters or circumstances Fairly Disclosed in this Agreement, the Disclosure Letter or the Due Diligence Materials; or

(ii)	reasonably discoverable or inferred by undertaking searches on the following dates on the following public registers or searches:

(A)	a current or historical company search received from the Australian Securities and Investments Commission for each Company Group Member on 22 March 2023;

(B)	the PPS Register (including name, ACN and ABN) for each Company Group Member on 22 March 2023;

(C)	registers maintained by IP Australia or the Trade Marks Office as at 22 March 2023; and

(D)	the Federal Court of Australia, the Federal Magistrates Court of Australia or the Supreme Court of New South Wales, Victoria, Queensland and Western Australia as at 22 March 2023.

(b)	For the purposes of this Agreement, a fact, matter or circumstance is “Fairly Disclosed” if sufficient information has been disclosed that a sophisticated investor, experienced in transactions of the nature of the Transaction, familiar with the Business and advised by professional accounting and legal advisors, would be aware of the substance of the information and would be aware of the nature of the Vendor Warranty.

(c)	The Vendor’s liability for any Warranty Claim is reduced or extinguished (as the case may be) to the extent that the matter giving rise to the Claim is taken to be disclosed under this clause 9.1.

9.2	Meaning of Vendor’s Knowledge

Where any Vendor Warranty is qualified by the expression “so far as the Vendor is aware” or “to the best of the Vendor’s knowledge, information and belief” or any similar expression, the Vendor will be deemed to know or be aware of a particular fact, matter or circumstance if a director or officer of a Company Group Member is aware of that fact, matter or circumstance on the date the Vendor Warranty is given.

9.3	Financial limits on Claims

The Purchaser cannot make a Warranty Claim other than a Tax Claim, and the Vendor has no Liability in relation to a Warranty Claim:

(a)	for less than $36,350 (but a series of related Warranty Claims about the same facts or circumstances or a series of similar facts and circumstances is taken to be one Warranty Claim) (Lower Threshold); and

(b)	unless and until the aggregate amount of all Warranty Claims in excess of the Lower Threshold exceeds $363,500 (Aggregate Threshold),

(c)	in which event, the Vendor is liable for the full amount of the Warranty Claim, and not just the amount in excess of the Aggregate Threshold.

9.4	Limitation Periods

The Vendor is not liable for a breach of a Vendor Warranty and has no Liability in relation to a Warranty Claim unless:

(a)	in the case of a Tax Claim, the Purchaser has given written notice of the Tax Claim to the Vendor under clause 9.9 on or before the date that is 7 years after Settlement;

(b)	in the case of a Warranty Claim other than a Tax Claim, the Purchaser has given written notice of the Warranty Claim to the Vendor under clause 9.9 on or before the date that is 2 years after Settlement; and

(c)	in either case, the Warranty Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of such Warranty Claim have been properly issued and served on the Vendor within 12 months of such Warranty Claim being notified by the Purchaser to the Vendor under clause 9.9.

9.5	Maximum aggregate liability for Claims

(a)	Without limiting the effect of clause 9.5(b), the maximum aggregate amount that the Vendor is required to pay in respect of all Claims under or in connection with this Agreement whenever made, other than Claims arising under the Title Warranties, Tax Warranties and Tax Indemnity, is limited to 70% of the cash component of the Consideration.

(b)	The maximum aggregate amount which the Vendor is required to pay in respect of all Claims arising under or in connection with this Agreement whenever made is limited to the cash component of the Consideration.

9.6	Consequential Loss

Notwithstanding any other provision in this Agreement, the Vendor will not in any circumstances be liable to the Purchaser or any other person for any Consequential Loss in relation to this Agreement or any transaction contemplated by this Agreement.

9.7	No representation or implied warranty

The Purchaser acknowledges and agrees with the Vendor that:

(a)	the Vendor Warranties are the only warranties that the Purchaser requires, and on which the Purchaser has relied, in entering into this Agreement;

(b)	for the avoidance of doubt, no warranty or representation, expressed or implied, is given in relation to any expression or statement of intention, opinion, belief or expectation nor any forecast, forward looking statement, budget, projection or any fiscal or economic matters contained or referred to in the Due Diligence Materials;

(c)	the Vendor make no representations or warranties, other than those contained in this Agreement; and

(d)	the Purchaser does not rely on any representation or warranty, whether express or implied, made by or on behalf of the Vendor, other than the Vendor Warranties and must not make any Claim asserting reliance on any representation or warranty, other than the Vendor Warranties (or under the indemnity in clause 8.4).

9.8	Other limits on Claims

The Purchaser cannot make a Warranty Claim, and the liability of the Vendor in respect of any Warranty Claim is reduced or extinguished (as the case may be) to the extent that:

(a)	the Warranty Claim (other than a Tax Claim) arises out of a fact, matter or circumstance that is within the actual knowledge of the Purchaser or its Representatives at the Execution Date or Settlement (as applicable);

(b)	the Warranty Claim arises as a result of or in consequence of anything done at the written request of the Purchaser;

(c)	a provision, allowance, reserve or accrual has been made in the Settlement Statement;

(d)	the Liability suffered arises out of or is relating to an opinion, estimate, projection, business plan, budget or forecast; or

(e)	the Warranty Claim occurs as a result of a change after the Execution Date in any:

(i)	law; or

(ii)	policy of any Governmental Authority,

including changes that have retrospective effect (in each case except where such change was publicly announced prior to the Execution Date).

9.9	Notice of potential Claim

If the Purchaser becomes aware of anything which is or may be reasonably likely to give rise to a Warranty Claim it must notify the Vendor in writing, within 10 Business Days after it has first come to the Purchaser’s attention (Claim Notice), setting out the fact, matter or thing relied on as giving rise to the Warranty Claim, the Vendor Warranty that is the subject of the Warranty Claim (if applicable) and all relevant details of the Warranty Claim in so far as they are available to the Purchaser.

9.10	Conduct of Third Party Claims

(a)	The Vendor may within 20 Business Days from the date of time receipt of a Claim Notice (or if the Vendor becomes aware by any other means of a Third Party Claim) elect by written notice given to the Purchaser to:

(i)	take over the conduct of the Third Party Claim; and

(ii)	take such actions as the Vendor may decide about the Third Party Claim, including to negotiate, defend or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person.

(b)	Where the Vendor takes over the conduct and/or defence of any Third Party Claim under this clause 9.10, the Vendor must:

(i)	afford the Purchaser the opportunity to consult with the Vendor on all matters of significance for the goodwill of the Business; and

(ii)	at reasonable and regular intervals provide the Purchaser with written reports concerning the conduct, negotiation, control, defence and outcome or settlement of the Third Party Claim.

(c)	The Purchaser must take, and must procure that the relevant Company Group Member takes, all steps necessary to allow the Vendor to conduct a Third Party Claim under this clause 9.10 including to:

(i)	take all action and render all assistance reasonably requested by the Vendor in connection with its conduct of the Third Party Claim;

(ii)	not admit liability for, negotiate, enter into any agreement about, settle or compromise the Third Party Claim without the Vendor’s prior written consent;

(iii)	allow the Vendor to negotiate, enter into any agreement about, settle or compromise the Third Party Claim as the Vendor considers appropriate; and

(iv)	provide the Vendor with access to (with the right to take copies) and make available to the Vendor all relevant personnel, relevant documents, books and records reasonably required for the purpose of the conduct of any Third Party Claim.

(d)	For as long as the Vendor has not elected to take over the conduct or defence of a Third Party Claim under clause 9.10:

(i)	the Purchaser may take such actions as the Purchaser may decide about the Third Party Claim, including to negotiate, defend and/or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person;

(ii)	the Purchaser must at reasonable and regular intervals provide the Vendor with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Third Party Claim and must not settle the Third Party Claim without the prior approval of the Vendor (which must not be unreasonably withheld);

(iii)	the Purchaser must afford the Vendor the opportunity to consult with the Purchaser on matters of significance in relation to the conduct, negotiation and settlement of the Third Party Claim; and

(iv)	the Vendor must render to the Purchaser, at the Purchaser’s expense, all such assistance as the Purchaser may reasonably require in disputing any Third Party Claim.

9.11	Reimbursement if subsequent recovery from third parties

(a)	Where the Purchaser or any Affiliate of the Purchaser (including a Company Group Member) is at any time entitled to recover from another person any sum for a matter giving rise to a Warranty Claim, the Purchaser must (and, if relevant, must procure that its concerned Affiliate must) take all reasonable steps to enforce that recovery before taking action against the Vendor. If the Purchaser or any Affiliate of the Purchaser (including a Company Group Member) recovers an amount from that other person, the amount of the Warranty Claim against the Vendor will be reduced by the amount recovered.

(b)	If the Purchaser or any Affiliate of the Purchaser (including a Company Group Member) receives any payment from or on behalf of the Vendor for any Warranty Claim (Vendor Payment) and any of the Purchaser, any Affiliate of the Purchaser or a Company Group Member subsequently recovers any amount from any Third Party (including under a Third Party Claim) for anything relating to that Warranty Claim (Recovered Amount), the Purchaser must as soon as reasonably practicable:

(i)	notify the Vendor of the Recovered Amount; and

(ii)	pay the Vendor an amount equal to the lesser of:

(A)	the Recovered Amount less any Tax payable on those amounts, any reasonable costs and expenses incurred by the Purchaser, any Affiliate of the Purchaser or the Company Group Member (as the case may be) in making that recovery; and

(B)	the Vendor Payment.

9.12	Mitigation of losses

(a)	On and after Settlement, the Purchaser must not omit to take, and must not omit to procure that each Company Group Member takes, any reasonable action (to the extent required under the principals which apply in respect of common law contractual damages Claims (even though the Warranty Claim may be an indemnity claim)) that would mitigate any Liability or potential Liability of the Vendor for a Warranty Claim including by omitting to seek recovery or compensation by other means if it is available, provided that this does not require the Purchaser to do, or omit to do, anything which may prejudice its ability, or the ability of any Company Group Member, to recover under any available insurance.

(b)	If the Purchaser fails to comply with clause 9.12(a) and compliance with that clause would have mitigated any Liability, the Vendor is not liable for the amount by which the Liability would have been reduced by such compliance.

9.13	Purchaser acknowledgements

The Purchaser acknowledges, agrees and represents that:

(a)	the disclosure of any matter in the Due Diligence Materials does not constitute or imply any warranty, representation, statement, covenant, agreement, indemnity or undertaking not expressly given by the Vendor in this Agreement and the contents of the Due Diligence Materials do not have the effect of extending the scope of any of the Vendor Warranties or the other provisions of this Agreement; and

(b)	any Claim by the Purchaser against the Vendor must be based solely on and limited to the express provisions of this Agreement and that, to the maximum extent permitted by law, all terms and conditions that may be implied by law in any jurisdiction and which are not expressly set out in this Agreement are excluded (and to the extent that any of those terms and conditions cannot be excluded then the Purchaser irrevocably waives all rights and remedies that it may have, and releases the Vendor from any Liability, under those terms and conditions).

9.14	Statutory actions

To the extent permitted by law, the Purchaser agrees not to make, and waives any right it may have to make, any Claim against the Vendor or any Affiliate of the Vendor or any of their respective Representatives under:

(a)	Part 7.10 of the Corporations Act;

(b)	the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(c)	the Australian Consumer Law (as contained in Schedule 2 of the Competition and Consumer Act 2010 (Cth)) and equivalent State and Territory fair trading legislation, or

(d)	any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws and Statutes.

9.15	Remedies of the Purchaser

Despite any other provision of this Agreement, the sole remedy of the Purchaser for a breach of Vendor Warranty is damages (and the Purchaser is the only person entitled to make a Claim for breach of Vendor Warranty) and in no event is the Purchaser entitled to terminate this Agreement as a consequence of a breach of Vendor Warranty.

9.16	No double recovery

The Purchaser will not be entitled to recover damages or obtain payment, reimbursement or restitution more than once for the same Liability or breach of this Agreement.

9.17	Independent limitations

Each qualification and limitation in this clause 9 is to be construed independently of the others and is not limited by any other qualification or limitation.

9.18	Reduction of Consideration

Any monetary compensation received by the Purchaser as a result of any breach by the Vendor of any Vendor Warranty or as a result of any Claims under any guarantee or indemnity granted in favour of the Purchaser under this Agreement is, at the sole and absolute election of the Purchaser, to be in reduction and refund of the Consideration or is to be compensation for loss and damage.

9.19	Tax effect of Claims

If a Party (Payor) is liable to pay an amount to another Party (Recipient) in respect of a Claim and that payment is treated as income under the Tax Law such that the payment increases the income tax payable by the Recipient, or the Head Company of any consolidated group of which the Recipient is a member (collectively the Recipient Group) under the Tax Law, then the payment must be grossed-up by such amount as is necessary to ensure that the net amount retained by the Recipient Group after deduction of Tax or payment of the increased income tax equals the amount the Recipient Group would have retained had the Tax or increased income tax not been payable.

10.	WARRANTIES BY THE PURCHASER

10.1	Purchaser Warranties

The Purchaser gives the Purchaser Warranties in favour of the Vendor on the Execution Date and the Purchaser Warranties will be deemed to be repeated immediately before Settlement.

10.2	Independent Warranties

Each of the Purchaser Warranties is to be construed independently of the others and is not limited by reference to any other Purchaser Warranty.

10.3	Reliance

The Purchaser acknowledges that the Vendor has entered into this Agreement and will complete this Agreement in reliance on the Purchaser Warranties.

11.	CONDUCT AFTER SETTLEMENT

11.1	Appointment of proxy

From Settlement until the Vendor Shares are registered in the name of the Purchaser, the Vendor must:

(a)	appoint the Purchaser as the sole proxy of the holders of the Vendor Shares to attend shareholders’ meetings and exercise the votes attaching to the Vendor Shares;

(b)	not attend and vote at any shareholders’ meetings; and

(c)	take all other actions in capacity of a registered holder of the Vendor Shares as the Purchaser directs.

11.2	Records

(a)	The Purchaser must ensure that all Records in respect of the period ending on the Settlement Date are preserved and accessible until the later of:

(i)	seven years from the Settlement Date; and

(ii)	any date required by any Statute.

(b)	The Vendor may retain after Settlement copies of any Records and to the extent not retained, the Purchaser must at all reasonable times, upon the Vendor giving reasonable notice, grant to the Vendor or any of their Representatives access to the Records during normal business hours and the right to take copies of the Records (at the Vendor’ cost):

(i)	that are, or are reasonably likely to be, relevant to any investigation by a Governmental Authority or any litigation that is actual, pending or threatened at Settlement or relates to the period prior to Settlement;

(ii)	for the purpose of dealing with the accounting, Tax, financial or insurance affairs of the Vendor or any Affiliate of the Vendor;

(iii)	necessary for the Vendor or any Affiliate of the Vendor to comply with any Statute (including any applicable Tax Law) and for the purpose of assisting the Vendor to prepare Tax or other returns, accounts or other financial statements required of the Vendor or any Affiliate of the Vendor by law or any other regulatory requirements of any Governmental Authority; or

(iv)	reasonably required for the purpose of the Vendor complying with its obligations or exercising their rights under this Agreement.

12.	TAX RETURNS

12.1	Pre-Settlement Tax Returns

(a)	The Vendor will, at his own cost and expense, have control of the preparation and filing of all Pre-Settlement Returns.

(b)	The Purchaser must, on reasonable notice from the Vendor, provide to the Vendor:

(i)	reasonable access to any information and Records, as relevant, within the possession and control of the Purchaser; and

(ii)	reasonable assistance to allow the Vendor to prepare any Pre- Settlement Returns.

(c)	The Vendor, as the party responsible for the preparation and filing of all Pre-Settlement Returns must:

(i)	procure that all Pre-Settlement Returns are prepared in a manner consistent with the requirements of any Tax Law; and

(ii)	deliver each Pre-Settlement Return and supporting workpapers to the Purchaser as soon as it is available but, in any event at least 20 Business Days before it is due to be filed or at least 10 Business Days if it is a GST return (or, in the case of a Pre- Settlement Return that is overdue, such other time period as agreed in writing between the Vendor and the Purchaser) for the Purchaser’s review and comment.

(d)	If the Purchaser objects to any items in any Pre-Settlement Return:

(i)	the Purchaser must notify the Vendor of the objection as soon as it is aware of the objection but in any event no later than five Business Days before the Pre-Settlement Return is due to be filed;

(ii)	the parties must attempt in good faith to resolve the dispute; and

(iii)	if the parties cannot resolve the dispute within 10 Business Days of the objection being notified under clause 12.1(d)(i), then the dispute must be resolved by a Tax Expert.

(e)	If the dispute is to be resolved by a Tax Expert:

(i)	the Tax Expert must be selected by agreement between the Purchaser and the Vendor or, failing agreement within five Business Days after the date the Purchaser or the Vendor first request the appointment of a Tax Expert, as nominated by the Chair for the time being of the Resolution Institute (or its designate);

(ii)	the Tax Expert must be requested to make a decision on the matter as soon as practicable after receiving submissions from the Purchaser and the Vendor;

(iii)	the parties must procure that all records, working papers and other information within the possession or under the control of the relevant Party as may be required by the Tax Expert for the purposes of settling the dispute are made available upon the request of the Tax Expert;

(iv)	in making its determination the Tax Expert will act as an expert and not as an arbitrator;

(v)	the determination of the Tax Expert as to the matter in dispute will be final and binding on the parties, except in the case of manifest error, in which case the relevant part of the determination will be void and the matter must be remitted to the Tax Expert for correction; and

(vi)	the costs of the Tax Expert will be borne by the Vendor and the Purchaser equally, unless determined otherwise by the Tax Expert.

(f)	The Vendor must procure that each Pre-Settlement Return is filed by the due date for filing. If a Pre-Settlement Return is due before the date a dispute is resolved, the Vendor must procure that the Pre-Settlement Return is filed as prepared and must procure that an amended return, which reflects the resolution of the dispute (either as resolved by agreement or by the Tax Expert), is filed immediately after the dispute resolved.

(g)	The Vendor will fund any Liability for Tax arising from the filing of the Pre- Settlement Returns, except to the extent that the Liability for Tax has been provided for in the Settlement Statement.

12.2	Straddle Returns

(a)	The Purchaser will, at its own cost and expense, have control of the preparation and filing of all Straddle Returns and all Tax Returns in respect of the activities of the Company Group for any Tax period commencing on or after the Settlement Date.

(b)	The Purchaser, as the Party responsible for the preparation and filing of all Straddle Returns must:

(i)	procure that each Straddle Return is prepared in a manner consistent with the requirements of any Tax Law; and

(ii)	deliver each Straddle Return and supporting workpapers to the Vendor as soon as it is available but, in any event no later than, 20 Business Days before it is due to be filed or at least 10 Business Days if it is a GST return (or, in the case of a Straddle Return that is overdue, such other time period as agreed in writing between the Vendor and the Purchaser) for the Vendor’s review and comment.

(c)	If the Vendor objects to any items in any Straddle Return:

(i)	the Vendor must notify the Purchaser of the objection as soon as it is aware of the objection but in any event, subject to the Purchaser’s compliance with clause 12.2(b)(ii), no later than five Business Days before the Straddle Return is due to be filed;

(ii)	the parties must attempt in good faith to resolve the dispute; and

(iii)	if the parties cannot resolve the dispute within 10 Business Days of the objection being notified under clause 12.2(c)(i), then the dispute must be resolved by a Tax Expert in accordance with the procedure in clause 12.1(e).

(d)	The Purchaser must procure that each Straddle Return is filed by the due date for filing. If a Straddle Return is due before the date a dispute is resolved, the Purchaser must procure that the Straddle Return is filed as prepared and must procure that an amended return, which reflects the resolution of the dispute (either as resolved by agreement or by the Tax Expert), is filed immediately after the dispute resolved.

12.3	Communication with Tax Authorities

(a)	Except in accordance with clauses 12.1 and 12.2, the Parties agree that the Vendor has the right to determine, control and, where appropriate, participate in the disclosure (including manner of disclosure) of any material or information to a Governmental Authority and any other dealings with the Governmental Authority in relation to Tax, to the extent such disclosure or other dealings are in respect of a Pre-Settlement Tax Event.

(b)	Without limiting clause 12.3(a), from Settlement the Purchaser agrees that it will, and will procure that its Affiliates (including each Company Group Member) will:

(i)	not disclose any information or material to a Governmental Authority in relation to a Pre-Settlement Tax Event without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed), except as required by Tax Law;

(ii)	not admit any liability, or enter into any agreement, compromise or settlement with a Governmental Authority in relation to a Pre- Settlement Tax Event without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed);

(iii)	as soon as reasonably practicable provide the Vendor with copies of any correspondence with, or material provided to or by, a Governmental Authority and keep the Vendor informed of any oral discussions with a Governmental Authority in relation to a Pre-Settlement Tax Event; and

(iv)	not apply for any ruling or seek any amendment of (including objecting to) any assessment that relates to a Pre-Settlement Tax Event.

12.4	Refunds

If the Purchaser or any Affiliate of the Purchaser (including any Company Group Member) receives any Tax Relief paid in cash in respect of, or by reference to, any transaction or matter occurring on or before the Settlement Date or in respect of any period or part period ending on or before the Settlement Date in each case in relation to a Company Group Member (Tax Refund Amount), then the Purchaser must within 20 Business Days pay the Tax Refund Amount (to the extent that it has not already been taken into account in the Settlement Statement) to, or at the direction of, the Vendor.

13.	CONFIDENTIALITY

13.1	Terms to remain confidential

Each Party is to keep confidential the terms of this Agreement, and any other Confidential Information obtained in the course of furthering this Agreement, or during the negotiations preceding this Agreement, and is not to disclose it to any person except:

(a)	to employees, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b)	with the written consent of the other Parties;

(c)	if the information is, at the Execution Date, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d)	if required by law or a stock exchange;

(e)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f)	if the information is generally and publicly available other than as a result of a breach of confidence; or

(g)	to a financier or prospective financier (or its advisers) of a Party.

13.2	Disclosure of Information

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in clause 13.1.

13.3	Public announcements

A Party may not make any public announcement relating to this Agreement (including the fact that the Parties have executed this Agreement) unless the other Parties have consented to the announcement, including the form and content of that disclosure, which consent must not be unreasonably withheld, unless the announcement would be permitted under the exemption in clause 13.1(f).

13.4	Obligations continuing

The obligations under this clause 13 contain obligations, separate and independent from the other obligations of the Parties and remain in existence following Settlement or any termination of this Agreement.

14.	RESTRICTIONS AGAINST COMPETITION

14.1	Non compete covenant

The Vendor covenants that, during the Restraint Period, they shall not, without the prior written consent of the Purchaser, engage or be involved in (either directly or indirectly) a Restricted Business.

14.2	No solicitation of customers

The Vendor covenants that, during the Restraint Period, they shall not approach (either solely or jointly with any other person in any capacity whatsoever) any person whom the Vendor is aware is a customer of or client of any Company Group Member at Settlement for the purpose of persuading that person to cease doing business with the Company Group Member or reduce the amount of business that the customer or client would normally do with the Company Group Member.

14.3	No acceptance of business

The Vendor covenants that they shall not accept from a person referred to in clause 14.2 any business of the kind ordinarily forming part of the Restricted Business for the Restraint Period.

14.4	No solicitation of employees or agents

During the period of 12 months from Settlement, the Vendor must not approach or solicit any person who is or has been a director, manager, employee of or consultant to the Company Group who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of:

(a)	the Company Group; or

(b)	the Company Group’s customers,

for the purpose of recruiting that person.

14.5	Restraints reasonable

(a)	The Vendor acknowledges that all the prohibitions and restrictions contained in this clause 14 are reasonable in the circumstances and necessary to protect the goodwill of the Business as at the Settlement Date, and intend the restraints to operate to the maximum extent.

(b)	If these restraints:

(i)	are void as unreasonable for the protection of the Company’s interests; or

(ii)	would be valid if part of the wording was deleted or the period or area was reduced,

the restraints will apply with the modifications necessary to make them effective.

14.6	Severability

If any part of an undertaking in this clause 14 is unenforceable it may be severed without affecting the remaining enforceability of that or the other undertakings.

14.7	Interpretation

In this clause 14:

(a)	Restraint Area means the larger of:

(i)	Perth, Sydney, Melbourne, Brisbane, Adelaide;

(ii)	Western Australia, New South Wales, Queensland, South Australia and Victoria;

(iii)	Australia;

(iv)	New Zealand;

(v)	India; and

(vi)	Bangladesh.

(b)	Restraint Period means the period from Settlement up to the expiration of:

(i)	5 years from the Settlement Date;

(ii)	4 years from the Settlement Date;

(iii)	3 years from the Settlement Date;

(iv)	2 years from the Settlement Date;

(v)	1 year from the Settlement Date; and

(vi)	6 months from the Settlement Date.

(c)	Restricted Business means any business that:

(i)	is the same or substantially the same as the Business; or

(ii)	competes in the Restricted Area with the Business.

14.8	Application of Restraint of Trade

The agreements by the Vendor in clauses 14.1, 14.2, 14.3 and 14.4 applies to them acting:

(a)	either alone or in partnership or association with another person;

(b)	as principal, agent, representative, director, officer or employee;

(c)	as member, shareholder, debenture holder, noteholder or holder of any other security; or

(d)	as trustee of or as a consultant or adviser to any person.

14.9	Excluded activities

This clause 14 does not restrict the Vendor from:

(a)	any act required or anticipated by this Agreement, or any act otherwise undertaken with the prior written consent of the Purchaser; or

(b)	the Vendor or any of their Affiliates acquiring an interest in any company which is listed on a recognised stock exchange in circumstances where its voting power (as that term is defined in the Corporations Act) in the relevant company does not exceed 5%.

15.	NOTICES AND OTHER COMMUNICATIONS

15.1	Service of notices

A notice, demand, consent, approval or communication under this Agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post, courier or means of an electronic communication to the recipient’s address for Notices specified in clause 15.2, as varied by any Notice given by the recipient to the sender.

15.2	Address of Parties

The initial address of the Parties shall be as follows:

(a)	to the Purchser at:

Address:	283 Rokeby Road, Subiaco WA 6008

Email:	darren@braiin.com

For the attention of:	Darren McVean

(b)	to the Vendor at:

Address:	5711 Anchorage Terrace, Hope Island QLD 4212

Email:	ray.smith@powertec.com.au

For the attention of:	Raymond Smith

(c)	to the Company at:

Address:	Unit 16, 511 Olsen Avenue, Southport QLD 4215

Email:	ray.smith@powertec.com.au

For the attention of:	The Directors

(d)	to the Optionholder at:

Address:	3 Bombala Street, Broadbeach Waters QLD 4218

Email:	ran.mcdonald@powertec.com.au

For the attention of:	Ran McDonald

The email addresses in this clause 15.2 are deemed to be the Nominated Email Address for each of the Parties.

15.3	Electronic Communications

Notices may be delivered using a form of electronic communication or if a Party (the Notifying Party) gives a Notice to the other Parties stating that electronic communications is no longer an accepted form of communication for Notices addressed to the Notifying Party.

15.4	Effective on receipt

A Notice given in accordance with clause 15.1 takes effect when taken to be received (or at a later time specified in the Notice), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the eighth Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by courier, on the date of delivery (as stated in the consignment tracking advice obtained from the courier company);

(d)	if sent by electronic communication, when the electronic communication becomes capable of being retrieved by the addressee at the addressee’s Nominated Electronic Address,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm (addressee’s time) on a Business Day, the Notice is taken to be received at 9.00am (addressee’s time) on the next Business Day.

16.	DISPUTE RESOLUTION

16.1	Notice of Dispute

If a dispute arises in connection with this Agreement (other than a dispute in connection with clause 7), a Party to the dispute must give to the other Parties a dispute notice specifying the dispute and requiring its resolution under this clause 16 (Notice of Dispute).

16.2	Failure to resolve dispute

If the dispute the subject of the Notice of Dispute is not resolved within 7 days of the Notice of Dispute being given to the other Parties (Notice Period), the dispute is, by reason of this clause, submitted to mediation. The mediation must be conducted in Brisbane, Queensland. The Institute of Arbitrators & Mediators Australia Expedited Commercial Arbitration Rules (dated 13 August 1999) (Rules) apply to the mediation to the extent that such Rules do not conflict with this clause 16.

16.3	Appointment of mediator

If the Parties have not agreed upon the mediator and/or the mediator’s remuneration within 7 days after the Notice Period expires, then, to the extent that there is no agreement between the Parties:

(a)	the mediator will be the person appointed by; and

(b)	the remuneration of the mediator will be the amount or rate determined by,

the President of the Law Society of Queensland or the President’s nominee, acting on the request of either Party.

16.4	Referral to Court

If a dispute, the subject of a Notice of Dispute, is not settled by mediation within 28 days of the date of appointment of the mediator, a Party may then, but not earlier, commence proceedings in any court of competent jurisdiction.

16.5	Injunctive declaratory or other interlocutory relief

Nothing in this clause 16 prevents a Party from obtaining injunctive, declaratory or other interlocutory relief from any court of competent jurisdiction at any time.

17.	GST LIABILITY

(a)	Notwithstanding any provision in this Agreement, this clause 17 covers the GST liabilities of the Parties in relation to a Taxable Supply made by one Party under this Agreement (the Provider) to the other Party under this Agreement (the Recipient).

(b)	The Recipient must pay to the Provider the amount equal to the amount of any GST the Provider is liable to pay on any Taxable Supply made by the Provider under this Agreement (Provider’s Taxable Supply).

(c)	The Recipient must pay the Provider the amount in respect of GST the Recipient is liable to pay on each Provider’s Taxable Supply at the same time and in the same manner as the Recipient is obliged to pay for the Provider’s Taxable Supply provided that the Recipient may withhold payment of any amount in respect of GST until the Provider issues the Recipient with a valid Invoice covering the relevant Taxable Supply.

(d)	Unless specific reference is made, the price for each Provider’s Taxable Supply provided for by this Agreement does not include GST.

18.	GST

18.1	Recovery of GST

If GST is payable, or notionally payable, on a supply made under or in connection with this Agreement, the Party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to the GST inclusive or the supply is subject to reverse charge.

18.2	Liability net of GST

Where any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other liability, it will be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

18.3	Adjustment events

If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the Parties.

18.4	Survival

This clause will not merge upon Settlement and will continue to apply after the expiration or termination of this Agreement.

18.5	Definitions

Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST law (as defined in the GST Act) will have the same meaning in this clause.

19.	GENERAL

19.1	Further Acts

Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably requested by the other Parties to give effect to this Agreement.

19.2	Costs

(a)	Duty

All Duty assessed on or in respect of this Agreement shall be paid by the Purchaser.

(b)	Legal costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

19.3	Amendment

This Agreement may only be amended in writing signed by each of the Parties.

19.4	Assignment

No Party may assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

19.5	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement.

19.6	Consents

Unless this Agreement expressly provides otherwise, a consent under this Agreement may be given or withheld in the absolute discretion of the Party entitled to give the consent and to be effective must be given in writing.

19.7	Waivers

Without limiting any other provision of this Agreement, the Parties agree that:

(a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this Agreement by a Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement;

(b)	a waiver given by a Party under this Agreement is only effective and binding on that Party if it is given or confirmed in writing by that Party; and

(c)	no waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

19.8	No merger

The rights and obligations of the Parties under this Agreement do not merge on Settlement of any transaction contemplated by this Agreement.

19.9	Enurement

The provisions of this Agreement will enure for the benefit of and be binding on the Parties and their respective successors and permitted substitutes and assigns and (where applicable) legal personal representatives.

19.10	Indemnities

(a)	Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties, and survives termination, completion or expiration of this Agreement.

(b)	It is not necessary for a Party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

19.11	Entire Agreement

This Agreement constitutes the entire understanding of the Parties with respect to the subject matter and replaces all other agreements (whether written or oral) between the Parties.

19.12	No Representation or Reliance

(a)	Each Party acknowledges that no Party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement.

(b)	Each Party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other Party, except for any representation or inducement expressly set out in this Agreement.

19.13	Counterparts

(a)	This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

(b)	To the extent permitted by law, a counterpart of this Agreement may be executed electronically, including by using software or a platform for the electronic execution of contracts.

(c)	Signatures by electronic communication are taken to be valid and binding to the same extent as original signatures. A print out of the executed Agreement once all parties signing electronically have done so, will be an executed original counterpart of this Agreement, irrespective of which Party prints it.

(d)	Each Party that signs this Agreement electronically represents and warrants that it or anyone signing on its behalf:

(i)	has been duly authorised to enter into and execute this Agreement electronically and to create obligations that are valid and binding obligations on the Party; and

(ii)	has the position or title indicated under their electronic signature.

20.	GOVERNING LAW AND JURISDICTION

20.1	Jurisdiction

(a)	Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Queensland, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this Agreement.

(b)	Each Party also irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where the venue falls within clause 19.1(a).

20.2	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Queensland.

EXECUTED by the Parties as an Agreement.

EXECUTED by BRAIIN LIMITED	)
ACN 660 713 093)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

Signature of director		Signature of director/company secretary*

Name of Director		Name of director/company secretary*

*please delete as applicable

SIGNED by RAYMOND SMITH in the	)
Presence of:	)
)

Signature of witness		Signature

Name of Witness

EXECUTED by POWERTEC HOLDINGS LTD ACN 647 139 553 in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director		Signature of director/company secretary*

Name of Director		Name of director/company secretary*

*please delete as applicable

SIGNED by RAN MCDONALD in the	)
presence of:	)
)

Signature of witness		Signature

Name of Witness